FOR IMMEDIATE RELEASE

MEDIA CONTACT:	INVESTOR CONTACT:
Steve Forsyth (770) 632-8322	Janice Kuntz (404) 352-2841

WORLD AIR HOLDINGS REQUESTS NASDAQ LISTING EXTENSION;
ANNOUNCES FOURTH QUARTER GUIDANCE
Reaffirms Third Quarter Expectations

PEACHTREE CITY, Ga. (Dec.14, 2005) – World Air Holdings, Inc. (NASDAQ: WLDAE), parent company of World Airways and North American Airlines, has requested an extension from the Nasdaq Listing Qualifications Panel for continued listing on the Nasdaq National Market until Jan. 15, 2006, pending filing of an amended Form 10-Q/A for the period ended June 30, 2005 and a Form 10-Q for the period ended Sept. 30, 2005.

The company also announced that it expects fourth quarter revenues to be in the range of $205 to $215 million and operating income from $12 to $14 million. The company reiterated its previously announced guidance for the third quarter 2005 of revenues and operating income in the ranges of $215 to $225 million and $22 to $24 million, respectively.

“We have been working diligently to complete the required reviews of the second and third quarter financial statements, and we continue to keep Nasdaq informed of the status of our progress,” said Randy Martinez, World Air Holdings chief executive officer. “As previously announced, we have expanded our financial support at North American to enhance our efforts in assimilating processes and procedures into the consolidated entity and to allow for timely reporting in the future.

“Financially, 2005 has been a very good year for World Air Holdings. Based on results and guidance we have provided, we expect 2005 total operating income to be in the range of $59 to $63 million, which is $19 to $23 million higher than 2004, or approximately a 50 percent increase. We are very pleased with the company’s growth and the added capabilities since the April acquisition of North American and its charter, scheduled and military business.”

The company reported that it has made significant progress in its work to complete the periodic reports necessary to fully comply with Nasdaq requirements and the terms of the panel’s decision on Nov. 22, 2005, which granted an extension to Dec. 15, 2005. While the company believes that it will be able to satisfy these requirements, there can be no assurances that it will be able to do so. The fifth character “E” indicating that the company is not current in filing will remain appended to its symbol until the company becomes compliant with all requirements for continued listing on the Nasdaq National Market.

World Air Holdings has three wholly owned subsidiaries, World Airways, Inc., North American Airlines, Inc., and World Risk Solutions, Ltd. World Airways is a charter passenger and cargo airline founded in 1948, North American is a charter passenger airline founded in 1989, and World Risk Solutions is an insurance subsidiary established in 2004.

[“Safe Harbor” statement under the Private Securities Litigation Reform Act of 1995: This release contains forward looking statements that are subject to risks and uncertainties including, but not limited to, the impact of competition in the market for air transportation services, the cyclical nature of the air carrier business, reliance on key marketing relationships, fluctuations in operating results and other risks detailed from time to time in the company’s periodic reports filed with the SEC (reports are available from the company upon request). These various risks and uncertainties may cause the company’s actual results to differ materially from those expressed in any of the forward looking statements made by, or on behalf of the company in this release.]
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